Exhibit 15b

TEXAS COMMERCIAL LEASE AGREEMENT

Pursuant to Title 8, Chapter 93

This Lease Agreement is made this Fifth day of February, 2020, by and between John Pulvino, of 505 North Clear Creek Drive, Friendswood, State of Texas, hereinafter referred to as "Lessor", and Vesper Corporation, a Wyoming Corporation, of 3 Wilderness Trail, Friendswood, State of Texas, hereinafter referred to as "Lessee", collectively referred to herein as the “Parties”;

WITNESSETH: In consideration of One Dollar and other valuable consideration paid to the Lessor by the Lessee and in consideration of the promises and covenants contained herein, the Parties hereby agree as follows:

1. DESCRIPTION OF LEASED PREMISES: The Lessor hereby agrees to lease to the Lessee, and the Lessee does hereby lease from the Lessor with full right, title and enjoyment thereto, the following described premises: The land and building and associated site improvements located at 505 North Clear Creek Drive, Friendswood, more particularly described in Exhibit “A”, attached hereto (the “Premises”).

2. USE OF LEASED PREMISES: The Lessor is leasing the Premises to the Lessee and the Lessee is hereby agreeing to lease the Premises for the following use and purpose: Assisted Living Facility (ALF), Type B, as defined by the Texas Department of Health and Human Services, but no other without prior written consent of Lessor.

3. TERM OF LEASE: The term of this Lease shall be for a period of Sixty (60) months commencing on the first day of the calendar quarter following the date when revenue producing operations commence at the leased facility and expiring five years from the commencement date. (“Initial Term”). For this purpose, revenue producing operations will be defined as having at least three patients for an entire calendar month.

4. OPTION TO RENEW

Lessee may have the right to renew the Lease and shall exercise such renewal option by giving written notice to Lessor not less than 60 days prior to the expiration. The Lessee may extend annually for a term of one year and continue to abide by the same covenants, conditions and provisions as provided in this Lease.

5. RENT AND EXPENSES: The net monthly base rent shall be four thousand, eight hundred, thirty dollars ($4,830), payable monthly on the first business day of each month, with the first cash payment due upon the commencement of operations, as defined in Item 3. Said net monthly base rent is hereafter referred to as the "Base Rent". Rent for any period during the term hereon, which is for less than one month shall be a pro-rata portion of the monthly rent. Base Rent payable after the first term shall increase in all future years on the anniversary of the lease according to the increase in the CPI-U from the previous year as published by the Bureau of Labor Statistics, U.S. Department of Labor at according to the increase in the CPI-U from the previous year as published by the Bureau of Labor Statistics, U.S. Department of Labor at according to the increase in the CPI-U from the previous year as published by the Bureau of Labor Statistics, U.S. Department of Labor at https://www.bls.gov/cpi/

Between the date of this lease and the commencement of operations, Lessee shall make a good faith effort to complete Initial Leasehold Improvements as quickly as possible consistent with resources reasonably available to Lessee to complete such improvements and pay the lessor $100 per month.

a.LEASE. It is the intention of the Parties, and they hereby agree.

I. Operating Expenses. The Lessor shall have no obligation to provide any services, perform any acts or pay any expenses, charges, obligations or costs of any kind whatsoever with respect to the Premises, and Lessee hereby agrees to pay one-hundred percent (100%) of any and all Operating Expenses as hereafter defined for the entire term of the Lease and any extensions thereof in accordance with specific provisions hereinafter set forth. The term operating expenses shall include all costs to Lessor of operating and maintaining the Premises, and shall include, without limitation, heating, electricity, water, waste disposal, sewage, operating materials and supplies, lawn care, cleaning and custodial, security and insurance.

II. Insurance. Lessee shall maintain, at all times during the Term, property and casualty insurance insuring the Premises against all risks, not limited to loss by fire, flood, windstorm and other casualties for the full replacement value of the improvements naming the Lessor as a loss payee on the property policy and as an additional insured on a comprehensive general liability insurance policy with insurance companies licensed to do business in the state in which the Premises are located with liability limits of not less than two million dollars ($2,000,000) per occurrence and not less than four million dollars ($4,000,000) as annual aggregate. During the Term, Lessee shall furnish Lessor with a certificate or certificates of insurance, in a form acceptable to Lessor, covering such insurance so maintained by Lessee and naming Lessor, Lessor's mortgagees, if any, and Lessor’s members, managers, officers, agents, employees and affiliates as additional insured with primary and non-contributory coverage. In the event of a casualty loss or liability claim, Lessee will be responsible for all deductibles.

6. LEASEHOLD IMPROVEMENTS: The Lessee agrees that no additional leasehold improvements, alterations or changes of any nature, (except for those Initial Leasehold Improvements made prior beginning operations as listed on the attached sheet) shall be made to the leasehold premises or the exterior of the building without first obtaining the consent of the Lessor in writing, which consent shall not be unreasonably withheld, and that thereafter, any and all leasehold improvements made to the premises which become affixed or attached to the leasehold premises shall remain the property of the Lessor at the expiration or termination of this Lease Agreement. Furthermore, any leasehold improvements shall be made only in accordance with applicable federal, state or local codes, ordinances or regulations, having due regard for the type of construction of the building housing the subject leasehold premises.

Nothing in the Lease shall be construed to authorize Lessee or any other person acting for the Lessee to encumber the rents of the Premises or the interest of the Lessee in the Premises or any person under and through whom the Lessee has acquired its interest in the Premises with a mechanic’s lien or any other type of encumbrance. Under no circumstance shall Lessee be construed to be the agent, employee or representative of Lessor. In the event a lien is placed against the premises through actions of the Lessee, Lessee will promptly pay the same or bond against the same and take steps immediately to have such lien removed. If Lessee fails to have the Lien removed, Lessor shall take steps to remove the lien and Lessee shall pay Lessor for all expenses related to the Lien and removal thereof and shall be in default of this Lease.

7. OBILGATIONS OF LESSEE: The Lessee shall be primarily responsible whenever needed for the maintenance and general pickup of the entranceway leading into the leased premises, so that this is kept in a neat, safe and presentable condition. The Lessee shall also be responsible for all repairs and maintenance of the leasehold premises, particularly those items which need immediate attention and which the Lessees, or their employees, can do and perform on their own, including but not limited to, the replacement of light bulbs, as well as the normal repair and cleaning of windows, cleaning and clearing of toilets, etc., and the Lessee shall properly maintain the premises in a good, safe and clean condition and shall properly and promptly remove all rubbish and hazardous wastes and see that the same are properly disposed of according to all local, state or federal laws, rules regulations or ordinances.

In the event the building housing the leased premises is damaged as a result of any neglect or negligence of Lessee, its employees, agents, business invitees, or any independent contractors serving the Lessee or in any way as a result of Lessee’s use and occupancy of the premises, then the Lessee shall be primarily responsible for seeing that the Premises are restored to their condition prior to the damage and that proper claims are placed with the Lessee’s insurance company, or the damaging party's insurance company, and shall furthermore be responsible for seeing that the building is safeguarded with respect to said damage and that all proper notices with respect to said damage, are made in a timely fashion, including notice to the Lessor, and the party or parties causing said damage.

The Lessee shall, during the term of this Lease, and in the renewal thereof, at its sole expense, keep the interior of the leased premises in as good a condition and repair as it is at the date of this Lease, reasonable wear and use excepted. This obligation shall include the obligation to replace window glass. Furthermore, the Lessee shall not commit nor permit to be committed any act or thing contrary to the rules and regulations prescribed from time to time by any federal, state or local authorities and shall expressly not be allowed to keep or maintain any hazardous waste materials or contaminates on the premises. Lessee shall also be responsible for the cost, if any, which would be incurred to bring the contemplated operation and business activity into compliance with any law or regulation of a federal, state or local authority.

8. SUBLET/ASSIGNMENT: The Lessee may not transfer or assign this Lease, or any right or interest hereunder or sublet said leased premises or any part thereof without first obtaining the prior written consent and approval of the Lessor.

9. DAMAGE TO LEASED PREMISES: In the event the building housing the leased premises shall be destroyed or damaged as a result of any fire or other casualty which is not the result of the intentional acts or neglect of Lessee and which precludes or adversely affects the Lessee’s occupancy of the leased premises, then in every such cause, the rent herein set forth shall be abated or adjusted according to the extent to which the leased premises have been rendered unfit for use and occupation by the Lessee and until the demised premises have been put in a condition at the expense of the Lessor, at least to the extent of the value and as nearly as possible to the condition of the premises existing immediately prior to such damage. It is understood that in the event of total or substantial destruction to the premises, the Lessor's obligation to restore, replace or rebuild shall not exceed an amount equal to the sum of the insurance proceeds available for reconstruction with respect to said damage.

10. DEFAULT AND POSSESSION: In the event that the Lessee shall fail to pay said rent, and expenses as set forth herein, or any part thereof, when the same are due and payable, or shall otherwise be in default of any other terms of said Lease for a period of more than 15 days, after receiving notice of said default, then the parties hereto expressly agree and covenant that the Lessor may declare the Lease terminated and may immediately re-enter said premises and take possession of the same. In addition, it is understood that the Lessor may sue the Lessee for any damages or past rents due and owing and may undertake all and additional legal remedies then available.

In the event any legal action has to be instituted to enforce any terms or provisions under this Lease, then the prevailing party in said action shall be entitled to recover a reasonable attorney's fee in addition to all costs of said action.

Rent which is in default for more than 14 days after due date shall accrue a payment penalty of two percent (2%) of the amount of the delinquent rental payment.

In this regard, all delinquent rental payments made shall be applied first toward interest due and the remaining toward delinquent rental payments.

11. INDEMNIFICATION: To the extent allowed by law, Lessee hereby covenants and agrees to indemnify, defend and hold Lessor harmless from any and all claims or liabilities which may arise from any cause whatsoever as a result of Lessee’s use and occupancy of the premises, excepting only losses or claims resulting from Lessor’s gross negligence or willful conduct.

12. SUBORDINATION AND ATTORNMENT: Upon request of the Lessor, Lessee will subordinate its rights hereunder to the lien of any mortgage now or hereafter in force against the property or any portion thereof, and to all advances made or hereafter to be made upon the security thereof, and to any ground or underlying lease of the property provided, however, that in such case the holder of such mortgage, or the Lessor under such Lease shall agree that this Lease shall not be divested or in any way affected by foreclosure, or other default proceedings under said mortgage, obligation secured thereby, or Lease, so long as the Lessee shall not be in default under the terms of this Lease. Lessee agrees that this Lease shall remain in full force and effect notwithstanding any such default proceedings under said mortgage or obligation secured thereby. Lessee shall, in the event of the sale or assignment of Lessor's interest in the building of which the premises form a part, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Lessor covering the premises, attorn to the purchaser and recognize such purchaser as Lessor under this Lease.

13. MISCELLANEOUS TERMS:

I. Usage By Lessee: Lessee shall comply with all rules, regulations and laws of any governmental authority with respect to use and occupancy. Lessee shall not conduct or permit to be conducted upon the premises any business or permit any act which is contrary to or in violation of any law, rules or regulations and requirements that may be imposed by any authority or any insurance company with which the premises is insured, nor will the Lessee allow the premises to be used in any way which will invalidate or be in conflict with any insurance policies applicable to the building.

II. Signs: Lessee shall not place on any exterior door, wall or window of the premises any sign or advertising matter without Lessor’s prior written consent. Thereafter, Lessee agrees to maintain such sign or advertising matter as first approved by Lessor in good condition and repair. Furthermore, Lessee shall conform to any uniform reasonable sign plan or policy that the Lessor may introduce with respect to the building. Upon vacating the premises, Lessee agrees to remove all signs and to repair all damages caused or resulting from such removal.

III. Condition of Premises/Inspection by Lessee: The Lessee has had the opportunity to inspect the Premises and acknowledges with its signature on this lease that the Premises are in good condition and comply in all respects with the requirements of this Lease. Furthermore, the Lessor makes no representation or warranty with respect to the condition of the premises or its fitness or availability for any particular use, and the Lessor shall not be liable for any latent or patent defect therein. Furthermore, the Lessee represents that Lessee has inspected the premises and is leasing and will take possession of the premises with all current fixtures present in their “as is” condition as of the date hereof.

IV. Right of Entry: It is agreed and understood that the Lessor and its agents shall have the complete and unencumbered right of entry to the premises at any time or times for purposes of inspecting or showing the premises and for the purpose of making any necessary repairs to the building or equipment as may be required of the Lessor under the terms of this Lease or as may be deemed necessary with respect to the inspection, maintenance or repair of the building.

14 Holdover: Should Lessee remain in possession of the premises after the cancellation, expiration or sooner termination of the Lease, or any renewal thereof, without the execution of a new Lease or addendum, such holding over in the absence of a written agreement to the contrary shall be deemed to have created and be construed to be a tenancy from month to month, terminable upon thirty (30) days notice by either party.

15. Waiver: Waiver by Lessor of a default under this Lease shall not constitute a waiver of a subsequent default of any nature.

16. Governing Law: This Lease shall be governed by the laws of the State of Texas.

17. Notices: Payments and notices shall be addressed to the following:

Lessor

John Pulvino

505 North Clear Creek Drive

Friendswood, Texas 77546-5105

Lessee

Vesper Corporation

3 Wilderness Trail

Friendswood, Texas 77546

Notices shall be effective the earlier when actually received by the addressee or three (3) days following deposit with the USPS, certified or registered mail, postage prepaid.

18. Amendment: No amendment of this Lease shall be effective unless reduced to writing and subscribed by the parties with all the formality of the original.

19. Binding Effect: This Lease and any amendments thereto shall be binding upon the Lessor and the Lessees and/or their respective successors, heirs, assigns, executors and administrators.

20. Time of the Essence: Time is of the essence with respect to each time period or date herein provided.

IN WITNESS WHEREOF, the parties hereto set their hands and seal this Fifth day of February, 2020.

LESSOR: John Pulvino

Lessor’s Signature Printed Name

Lessor’s Title

LESSEE: Vesper Corporation

Lessee’s Signature Printed Name

EXHIBIT “A”

LEGAL DESCRIPTION

ABST 151 PAGE 10 LOT 51 FRIENDSWOOD FOREST